EXHIBIT 8.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

October 6, 2016

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Ladies and Gentlemen:

We have acted as special counsel to OceanFirst Financial Corp., a Delaware corporation (“OceanFirst”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 12, 2016, by and among OceanFirst, Masters Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of OceanFirst (“Merger Sub”), and Ocean Shore Holding Co., a New Jersey corporation (“Ocean Shore”), pursuant to which (i) Merger Sub will merge with and into Ocean Shore, with Ocean Shore surviving as a wholly-owned subsidiary of OceanFirst (the “First-Step Merger”), and each share of Ocean Shore’s common stock, par value $ 0.01 per share (“Ocean Shore Common Stock”), issued and outstanding immediately prior to the time the First-Step Merger becomes effective (the “Effective Time”) will be converted into the right to receive $ 4.35 in cash and 0.9667 of a share of common stock, par value $ 0.01 per share, of OceanFirst (“OceanFirst Common Stock”) and (ii) immediately thereafter, Ocean Shore will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation (together with the First-Step Merger, the “Integrated Mergers”). At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 6 (File No. 333-213307), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Integrated Mergers.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by OceanFirst and Ocean Shore, including those set forth in letters dated as of the date hereof from an officer of each of

OceanFirst Financial Corp.

October 6, 2016

OceanFirst and Ocean Shore (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 7.2(c) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by OceanFirst and Ocean Shore, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have also assumed that the Integrated Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based could affect our conclusion herein. It should be noted that an opinion of counsel is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position or that a court will not sustain such a position if asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

OceanFirst Financial Corp.

October 6, 2016

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers,” we are of the opinion that, under current law, the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Integrated Mergers to holders of Ocean Shore Common Stock will be as described in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers.”

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or of owning OceanFirst Common Stock. Our Opinion has been prepared in connection with the Integrated Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP